Exhibit 99.1

For Immediate Release

Crown Media Holdings President and CEO Henry Schleiff

To Leave Hallmark Channel

Bill Abbott, Executive Vice President, Advertising Sales, to Assume Role

STUDIO CITY, CA — May 6, 2009 - Donald J. Hall, Jr., co-chairman of Crown Media Holdings, Inc. (NASDAQ: CRWN), and Henry Schleiff  jointly announced today that Schleiff will be stepping down as President and CEO of Crown Media on May 31, 2009.  Schleiff’s decision to resign came after discussions in which he indicated he had accomplished what he was brought in to do at the company, which owns and operates Hallmark Channel and Hallmark Movie Channel, and expressed a desire to return to his passion of helping smaller cable networks achieve their potential. Both stressed this resolution was amicable.

William J. Abbott, Executive Vice President, Advertising Sales, will replace Schleiff as President and Chief Executive Officer. Abbott joined Crown Media in 2000 and is currently responsible for national advertising sales, Internet services and digital network development for Hallmark Channel and Hallmark Movie Channel.

Schleiff assumed his current role in October 2006.  Under his guidance, Hallmark Channel has become one of the best performing cable channels in the industry. The 24-hour network, known for its high-quality family programming, reaches a national audience of over 86 million subscribers and its strong ratings consistently rank the network in the top 10 in Prime Time.  In addition, the Hallmark Movie Channel was launched in standard and high definition, and is a strong emerging network with over 16 million subscribers.

“Under his leadership, Hallmark Channel has enjoyed significant growth and success across the board in ratings, revenues and distribution,” said Hall who also is President and Chief Executive Officer of Hallmark Cards, Inc. “I believe Henry and his management team have created a balance of original programming, feature films and classic TV series that makes Hallmark Channel unique. We have been fortunate to have had someone with his talent and commitment on our team and we wish him success in his future endeavors.”

“It has been both a pleasure and a privilege to work with an organization that has one of the world’s great brands and with a group of people who are dedicated to protecting and expanding it,” said Schleiff.  “Indeed, I will always consider my collaboration with the extraordinarily talented team at Hallmark Channel in bringing the network to its current record profits and successful position as among the most rewarding experiences of my career.  Along with great colleagues, I have been fortunate to play a role in the growth of two very different cable networks in recent years and, accordingly, I anticipate exploring new industry challenges with similar success.”

Abbott, who will assume the post of President and CEO on June 1, is an industry veteran with more than 20 years of leadership experience in family television.  During his tenure at Hallmark Channel, advertising revenues have increased from $10.2 million to $223 million in 2008, setting Hallmark Channel apart as an industry leader.  He is credited with building a well-respected advertising sales division and “Sponsorship Solutions Unit” that creates highly-customized advertising packages for the channel’s leading sponsors. In addition, Abbott has worked closely with the Alliance for Family Entertainment to create unique opportunities for members to showcase their message within Hallmark Channel programming. Prior to joining Crown Media, Abbott held numerous management roles with Fox Family Worldwide, including Fox Family Channel and Fox Kids Network.

“Bill has had a hand in all aspects of the cable business — from research, to programming, to production and advertising sales,” added Hall. “He was an architect of the Hallmark Channel strategy that has improved the channel’s cash flow and he understands the value of its audience demographic. Bill’s energy and passion for the business will help Hallmark Channel and Hallmark Movie Channel expand their reach and further establish their presence in the landscape of cable networks.”

“It is an honor to represent the Hallmark brand and I am energized by the opportunity to lead each of our channels to the next level in the cable universe,” said Abbott.  “My more than 20 years of experience in, and my passion for, the family arena put me in an ideal position to further grow Hallmark Channel with advertisers, distribution partners and viewers.  Hallmark Movie Channel represents a tremendous opportunity to draw upon my expertise in developing a nascent network into a more broadly distributed network with significant advertising value. I am looking forward to working with the strong team in place to drive the business to new heights.”

About Crown Media Holdings

Crown Media Holdings, Inc. (NASDAQ: CRWN) owns and operates cable television channels dedicated to providing a diverse slate of high quality, broad appeal, entertainment programming.

The Company currently operates and distributes Hallmark Channel to a national audience of 86 million subscribers.  Hallmark Channel consistently ranks among the top ten ad-supported cable networks in Prime Time household ratings and is one of the nation’s leading network in providing quality family programming.  Crown Media also operates a second 24-hour linear channel, Hallmark Movie Channel, in both Standard and High Definition, which plays the greatest family movies of all time.  Significant investors in Crown Media Holdings include: Hallmark Entertainment Holdings, Inc., a subsidiary of Hallmark Cards, Incorporated, Liberty Media Corp., and J.P. Morgan Partners (BHCA), LP, each through their investments in Hallmark Entertainment Investments Co.; VISN Management Corp., a for-profit subsidiary of the National Interfaith Cable Coalition; and The  DIRECTV Group, Inc.

Forward-looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company’s most recent 10-K and 10-Q Reports.  Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

For additional information, please contact:

Mindy Tucker

IR Focus

914.725.8128

mindy@irfocusllc.com

or

Jennifer Geisser

Hallmark Channel

212.445.6654

jennifergeisser@hallmarkchannel.com

or

Nancy Carr

Hallmark Channel

818.755.2643

nancycarr@hallmarkchannel.com

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